EXHIBIT 10.4

Board of Directors Compensation Policy

Board of Directors Compensation Policy

This Compensation Policy (the “Policy”) is adopted as of this 23rd day of January 2007. The Policy is intended to govern compensation for individuals serving as non-employee directors of Sonic Solutions (the “Company”).
1. Definitions

As used in this Policy, the following terms shall have the indicated meanings:

1.1 “Outside Director” means an individual serving as a member of the board of directors who is not an employee of the Company.

1.2 “Chairman” means an Outside Director who serves as chairman of either the board or a standing committee of the board.

1.3 “Annual Board Meeting” means that meeting of the board of directors that is required by the Company’s charter to be held immediately following the annual meeting of shareholders.

1.4 “Change in Control” means a “Corporate Transaction,” as such term is defined in the Company’s 2004 Equity Compensation Plan.

2. Compensation Targets

2.1 Annual Compensation Targets. The board shall consider the current annual compensation targets for Outside Directors and Chairmen and the cash compensation target percentage at the Annual Board Meeting and revise them if the board considers such revision desirable. The board may revise the annual compensation targets of Outside Directors or Chairmen or the cash compensation target percentage at any time in its sole discretion.

2.2 Initial Compensation Targets. Until otherwise determined by the board pursuant to Section 2.1 above, the annual compensation target for an Outside Director shall be $100,000 and the annual compensation target for a Chairman shall be 120% of the annual compensation target for an Outside Director. The cash compensation target percentage for both Outside Directors and Chairmen is set at 30% of the applicable annual compensation target.

3. Calculation and Payment of Compensation

3.1 Calculation and Payment of Cash Compensation.

(a) Standard Calculation. Annual cash compensation for Outside Directors and Chairmen shall be set by taking the annual compensation target, multiplying by the cash compensation target percentage, and then rounding to the next highest thousand dollar increment.

(b) Special Calculation. In the event the Annual Board Meeting is scheduled later than October 1 in any year, then, in light of the inability to calculate the next year’s annual equity compensation target percentage as contemplated hereunder until such Annual Meeting is held, effective on October 1 of that year, the equity compensation target percentage for both Outside Directors and Chairmen shall be shall be reduced to 0% and the cash compensation target percentage for both Outside Directors and Chairmen shall be increased to 100%, each until the occurrence of such Annual Board Meeting.

(c) Payment. Cash compensation shall be paid to Outside Directors and Chairmen on a calendar quarter basis. The Company’s Chief Financial Officer is authorized to adjust cash compensation paid for days served (in the case of individuals joining or leaving the board, or assuming or leaving a chairmanship), or for rates which vary in any particular quarter.

3.2 Calculation and Payment of Equity Compensation.

(a) Type of Equity Compensation; When Granted; How Valued. Equity compensation may take the form of stock options, restricted stock, or other equity based units at the discretion of the board, and within limits imposed by applicable regulations, and shareholder authorization. Unless the board in its sole discretion determines otherwise, the same form of equity compensation used in the compensation plans of executive officers shall be used for compensation of Outside Directors and Chairmen. Annual equity compensation for Outside Directors and Chairmen shall be granted by board action at the Annual Board Meeting. Valuation of such equity compensation shall be performed using the closing price of the Company’s stock on the day of the Annual Board Meeting, or, if the Annual Board Meeting is held on a day on which the Company’s stock is not traded, using the closing price on the last day on which the Company’s stock traded preceding the day of the Annual Board Meeting. Valuation of equity units shall be made using the same procedures utilized by the Company for calculating stock compensation for financial reporting purposes.

(b) Calculation of Equity Compensation. Equity compensation for Outside Director or Chairmen shall be calculated by multiplying the applicable annual compensation target by the reciprocal of the cash compensation target percentage. The resulting dollar amount shall then be divided by the value calculated for an equity based unit. The resulting number of units shall then be rounded up to the next even thousand units. Let us consider an example for an Outside Director: assume the form of equity compensation to be used is a stock option, that the Company’s shares are trading at $20, and that the application of the standard valuation formula yields a value of $9 per stock option. Taking the reciprocal of the target cash compensation percentage, that is, 70%, and multiplying the annual target by this amount, yields a value of $70,000. Dividing by the unit value yields 70,000 ÷ 9 = 7,777.77. Rounding up results in an option on 8,000 shares of the Company’s stock.

(c) Terms of Equity Compensation. Units of equity compensation for Outside Directors or Chairmen shall vest over four years on the same schedule the Company utilizes for other employees with acceleration of vesting in case of a Change in Control.

3.3 Compensation for New Board Members.

(a) Special Equity Grant. Outside Directors or Chairmen who join the Company’s board (whether at the time of the Annual Board Meeting or another time) may receive, at the discretion of the board, a one-time grant of equity units greater than that made to directors at the most recent Annual Board Meeting.

(b) Cash Compensation. Outside Directors or Chairmen who join the Company’s board at a time other than the Annual Board Meeting shall have their cash compensation set at the same level as that currently being paid to serving Outside Directors or Chairmen.